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                                                                       Exhibit 5

February 5, 1998

Dover Corporation
280 Park Avenue
New York, NY 10017

Gentlemen:

         I am rendering my opinion with respect to the legality of the 20,000,000 shares of Common Stock, par value $1.00 per share (the "Shares"), of Dover Corporation, a Delaware corporation (the "Company"), issuable pursuant to options ("Options") which may be granted under the Company's 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (the "Plan"), which shares are being registered under the Securities Act of 1933, as amended, on the Company's Registration Statement on Form S-8 to which this opinion is attached as an exhibit.

         As General Counsel to the Company, I am familiar with the corporate proceedings of the Company relating to the authorization for issuance of the Shares, and have examined such instruments, documents, records and certificates, and have made such other inquiries and investigations of fact, as I have deemed necessary for purposes of the opinions herein expressed.

         Based on the foregoing, and having regard for such other legal and factual considerations I deem relevant, I am of the opinion that the Shares, when issued in accordance with the Plan, upon exercise of Options, and subject to the payment in full of the exercise price thereof, will be legally issued, fully paid and non-assessable.

                                Very truly yours,

                              /s/ Robert G. Kuhbach
                              ---------------------
                                Robert G. Kuhbach
                                 General Counsel